Labor Contract No. 002

Party A (employer):	Heilongjiang Lanxi Sunrise Linen Textile Co., Ltd.
Legal Representative/Entrusted Agent: GAO Ren
Position:	Chairman of the Board and General Manager
Affiliation:	Board of Directors (stock holding)
Enterprise Type:	Joint Venture
Address:	East Street, Lanxi Township, Heilongjiang Province

Party B(Employee) Name:	TENG Yunhai
Gender:	Male
Date of birth:	04/26/1961
Education:	B/A
Date of joining in work:	7/4/1983
Resident ID No.:	23232519610426041X
Home Address/Postal Code:	East Street, Lanxi Township, 151521

Pursuant to the "People’s Republic of China Labor Law," "Heilongjiang Province Labor Law Management Policies" and to the provisions of certain labor administrative statutes and regulations, Party A and Party B have, on the basis of equality and voluntariness and through consultation and consensus, entered into the this contract and will abide by the provisions herein.

Article 1. Term of the Contract
1           The type of the term in this contract is fixed term.
  This contract is effective for a period of 5 years from 1/7/2008 to 1/6/2013; of which the probation period is from __/__/____ to __/__/____ for a period of ___ months.

Article 2. Scope of Work
2.           To meet the needs of Party A's production and operation, Party B agrees to serve in the capacity of Vice General Manager, a _____ type of position.
3.           Party B must complete the work assigned on time at Party A's reasonable request.

Article 3. Labor Protection and Conditions
4.           Pursuant to the relevant regulations of the State and the province, Party A shall establish and strengthen labor safety and hygiene system in strict compliance with the procedures and standards of the State and of the province and provide Party B with labor safety and hygiene facilities, conditions and necessary labor protection items that meet the State requirements.

5.           Pursuant to the relevant regulations of the State, Party A shall provide an annual health checkup to Party B if Party B is engaged in operations that are hazardous to his/her health.
6.           Pursuant to the relevant regulations of the State and of the province, Party A shall provide special labor protection to female and under-age employees.
7.           If Party A assign Party B to be engaged in any special operation, Party A must provide specific training to, and help obtain specific operation qualification for, Party B.
8.           During the course of production (work), Party B must adhere strictly to the safe operation procedures and has the right to refuse to follow directions if Party A's management personnel issue commands in violation of rules and regulations or demand dangerous operations, and has the right to criticize, report and lodge complaint on any actions that endanger his/her health, safety and life.

Article 4. Working Hours and Holidays/Vacations
9.            The work schedule arranged by Party A for Party B is that of 8 hours per day, not exceeding 44 hours per week.
10.          If the work schedule implemented is standard, Party A shall arrange a work schedule for Party B of no more than 8 hours per day and the average work hours per week of no more than 40 hours.  Party A shall ensure that Party B will have one off-day every week.  If, due to Party A's production and operation needs, the work hours may be extended after consultation with labor union and with Party B, but such extension must generally not exceed one hour per day; if, due to special circumstances, the work hours need to be further extended, the work hours may be extended on the condition that Party B's health will not be affected and such extension shall not exceed 3 hours per day and 36 hours per month.
11.          If, due to the characteristics of the company's operations, the standard work schedule cannot be implemented, other type of work and rest schedule can be implemented upon approval by the competent labor administrative authorities.  If the work schedule approved by the labor protection administrative authorities is based on comprehensively calculated work hours or is unfixed work schedule, the Party B's schedule of work hours and off days will be implemented pursuant to the relevant State regulations.
12.          If Party B need to work overtime at Party A's arrangement, it must be arranged that Party B can take the equivalent amount of time off for rest or must be paid over-time compensation according to law; if the schedule is point-based, Party A must pay additional compensation according to the extra points.
13.          Party A must ensure Party B's right to rest in pursuant to the relevant State regulations.  Party A must arrange Party B's holidays during the State mandated festival and holiday period.
If Party B has continuously worked for more than a year, Party B is entitled to the State mandated paid vacations.

Article 5. Compensation
14.           Party A's salary system must follow the general principle of compensation according to work and must be based on the principle of same compensation for same work.  The salary that Party A pays to Party B shall not be lower than the local minimum salary standard.
15.           If Party B completes the work and operation tasks required by Party A, Party A must pay a salary to Party B in full on the monthly basis in the form of currency, at the rate of ¥2100 per month, which includes subsidies, allowances and bonuses.
16.           Party B's salary in the probation period is ¥_____ per month.

Article 6. Labor Insurance Benefits
17.           Party A and Party B must make payment in full toward the social security insurance, pursuant to the requirements of the State and local security insurance regulations.  Party B is entitled to the corresponding social security benefits in accordance with the regulations.
18.           If Party B contracts vocational disease, or is injured at work, Party B is entitled to receive insurance benefits according to the rules of the State and of the province in regard to employee convalescence and work injury.
19.           During period of pregnancy, labor and nursing, female employees will receive benefits in accordance with the “People’s Republic of China Women’s Rights Protection Law” and “Female Employee Labor Protection Regulations.”
20.           When Party B is sick or injured at work, Party B is entitled to benefits during the treatment period mandated by the State.   During the period of treatment, Party B’s sick-leave salary, sickness subsidy and medical benefits will be provided in accordance with the relevant regulations of the State and of the province.

Article 7. Labor Discipline
21.           Party A shall establish sound corporate rules and regulations and employee reward/discipline system in accordance with the laws, statutes and regulations of the State and of the province.
22.           Party B must adhere to the laws and statutes of the State and to the regulations and rules that Party A established in accordance with the law, comply with the professional ethics, take good care of Party A’s assets, actively participate in the study, training and other activities organized by Party A, raise thought consciousness and improve professional skills.
23.           If Party B violates labor rules, Party A may issue disciplinary sanctions in accordance with Party A’s internal rules and regulations.

Article 8. Renewal of Labor Contract
24.           Upon expiry of this labor contract, Party A and Party B may consult with each other on renewing the labor contract.  The renewal of the labor contract must be decided 30 days prior to the expiry of this labor contract.

  Upon expiry of this contract, if no termination or renewal procedures are completed 15 days after the expiry of this contract due to reasons on Party A’s part, the labor contract is extended automatically.

Article 9. Termination of Labor Contract
25.         Upon the occurrence of any of the following, the labor contract terminates immediately:
(1).           The Labor contract expires and is not to be renewed;
(2).           Party B retires, resigns or is deceased;
(3).           Party B is drafted by the army, or goes overseas, upon approval, for study abroad at own expenses or leave to settle abroad;
(4).           Party A declares bankruptcy according to the law or is dissolved or disbanded upon approval by the higher-level competent authorities;
(5).           The occurrence of any natural or social irresistible events which neither Party A nor Party B can predict or prevent even though they are predictable that renders it impossible to carry out this labor contract;
(6).           The occurrence of other situation stipulated by the two parties in accordance with the law that constitutes the condition for termination of this contract.  Such condition is: during the term of fulfilling his/her duties, it is determined, upon annual performance review or democratic evaluation by employees, that more than half of the employees are not willing to continue to be under Party B’s leadership or to work with Party B, resulting in crisis for performing his/her duties, this labor contract shall terminate.

Article 10. Modification of Labor Contract
26.         Upon the occurrence of any of the following circumstances, certain contents herein should be modified:
(1).           Changes in the law, statutes and regulations pursuant to which this labor contract is formulated;
(2).           Material changes in the production (work) conditions and other objective situations based on which this labor contract is formulated that renders it impossible to completely fulfill this contract;
(3).           Upon agreement between the two parties, after mutual consent and consultation, that modifications hereto are to be made;
(4).           Other situations mandated by the laws and statutes.

Article 11. Dissolution of Labor Contract
27.         During the term of this contract, this contract may be dissolved upon mutual consultation and consent.
28.         Upon the occurrence of any of the following, the employer may dissolve the labor contract; however, this labor contract cannot be dissolved without written notification issued to the laborer 30 days in advance or the payment to the laborer of one month’s salary:

(1).           The laborer is unable to perform the work stipulated in the labor contract and is still unable to do so even after training or change of position of work;
(2).           The laborer is unable to perform the original work, after the period of treatment for sickness or work-related injury, and is unable to perform other work arranged by the employer;
(3).           Material changes in the objective situations based on which this labor contract is formulated that renders it impossible to completely fulfill the original labor contract; and the parties hereto fail to reach agreement in regard to the modification of the labor contract.
29.         The employer is on the brink of bankruptcy, in legally mandated restructuring or under severe operation difficulties so that it must lay off employees and is approved by relevant labor administrative authorities to lay off employees.
30.         The employer may dissolve this labor contract upon the occurrence of any of the following on the part of the laborer:
(1).           The laborer fails to meet the employment criteria during the probation period;
(2).           The laborer seriously violates labor rules or the rules and regulations of the employer;
(3).           The laborer is derelict of his/her responsibilities, commits fraud or causes material damage to the employer’s interests;
(4).           The laborer is sent to have labor reform or is prosecuted for criminal acts under the law.
31.         Party A shall not dissolve this labor contract pursuant to provisions 28 and 29 herein if Party B is in any of the following situations:
(1).           Party B has contracted vocational disease or has been injured because of work and is determined by the labor evaluation committee to have partially or completely lost the ability to perform labor;
(2).           Party B is sick or injured and is still in the period of medical treatment;
(3).           Party B is a female employee in pregnancy, labor or nursing period;
(4).           Other situations mandated by law or administrative statutes.
32.         If the laborer wants to dissolve the labor contract, he/she must notify the employer in writing 30 days in advance..
33.         The laborer may notify the employer of the dissolution of this contract in any of the following situations:
(1).           During probation period;
(2).           The employer coerce the laborer to perform labor by force, threat and other illegal means that restrict personal freedom;
(3).           The employer has not paid compensation for labor or provide labor conditions as stipulated herein.
(4).           Other situation mandated by law, statutes or administrative regulations.

Article 12. Liability for Breach
34.         Upon execution of this contract, Party A and Party B must strictly carry it out; if one party violates or dissolves this labor contract, it must make payments of compensation and is liable for any economic loss resulting loss to the other party.  The standard for compensating for economic loss or damage must follow the relevant State regulations.

If the breach is due to irresistible force which renders it impossible to fulfill this contract, the party in breach may not bear legal responsibility or financial responsibility.

Article 13. Authentication of Labor Contract
35.           Upon execution, this labor contract must be authenticated by the labor and social protection administrative authorities; any modification or renewal of this contract approved by the two parties after consultation must be re-authenticated.

Article 14. Resolution of Labor Disputes
36.           All disputes arising from the course of fulfilling this contract by Party A or Party B must be submitted for mediation, arbitration or judicial judgment to the Labor Dispute Mediation Committee, Labor Dispute Arbitration Committee or People’s court by the parties involved in accordance with the “People’s Republic of China Labor Law,” “People’s Republic of China Corporate Labor Dispute Treatment Rules” and the province’s “People’s Republic of China Corporate Labor Dispute Treatment Rules Implementation Guidelines.”

15. Misc.
37.           If there are any matters not covered herein or any provisions that conflict with the law, statutes, rules and regulations, the law, statutes, rules and regulations of the State shall prevail.
38.           This contract is in duplicates, with one to each party.
39.           This contract is invalid if it is signed by unauthorized agent or if it is altered.

Article 16. Other Matters Stipulated by the Two Parties

Party A's signature/seal:                  Heilongjiang Lanxi Sunrise Linen Textile Co., Ltd.(seal)
(legal representative/entrusted agent): (company seal imprint present)

Party B's signature/seal:                   TENG Yunhai

Date of Execution of the Contract: 01/07/2008

This contract, upon examination, is determined to be in compliance with the relevant laws, statutes and labor policies of the State and of the province and is thus authenticated.

Authentication authority:	Lanxi County Labor and Social Security Bureau (seal)

Authentication officer:	LI Guofu (seal)

Authentication Date:	01/07/2008

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Modification of Employment Contract
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Renewal of Employment Contract
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